                                                Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statement on Form N-2 of Ares Capital Corporation of our report dated March 24, 2025, with respect to the consolidated balance sheets of Ivy Hill Asset Management, L.P., as of December 31, 2024 and 2023, the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2024, and the related notes, which report appears in the annual report on Form 10‑K/A of Ares Capital Corporation dated March 24, 2025.

/s/ KPMG LLP

Los Angeles, California
March 24, 2025